                    ATER  WYNNE  HEWITT  DODSON  &  SKERRITT,  LLP
                                      LETTERHEAD

EXHIBIT 5.0

                                   February 4, 1998


Board of Directors
Metro One Telecommunications, Inc.
8405 S.W. Nimbus Avenue
Beaverton, OR 97008

Gentlemen:

     In connection with the registration of 471,500 shares of common stock, no par value (the "Common Stock"), of Metro One Telecommunications, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on February 5, 1998, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1994 Stock Incentive Plan (the "1994 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

     Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the 1994 Plan, when such shares have been delivered against payment therefor as contemplated by the 1994 Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                         Very truly yours,


                         /s/ Ater Wynne Hewitt Dodson & Skerritt, LLP

                         ATER WYNNE HEWITT DODSON & SKERRITT, LLP